Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Great Lakes Dredge & Dock Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting dated February 28, 2017, appearing in the Annual Report on Form 10-K of Great Lakes Dredge & Dock Corporation for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 25, 2017